Exhibit 10.14

Massachusetts

Loan No. C-337160

RECORDING REQUESTED BY

Kirkpatrick & Lockhart Nicholson Graham LLP

599 Lexington Avenue

New York, New York 10022-6030

Attn: Jeffrey H. Weitzman, Esquire

WHEN RECORDED MAIL TO

The Northwestern Mutual Life Ins. Co.

720 East Wisconsin Avenue - Rm N16WC

Milwaukee, WI 53202

Attn: Sandra T. Goddard

SPACE ABOVE THIS LINE FOR RECORDER’S USE

MORTGAGE and SECURITY AGREEMENT

THIS MORTGAGE and SECURITY AGREEMENT is made as of the 28th day of February, 2005 between RT TAUNTON, LLC, a Delaware limited liability company, whose mailing address is c/o CBRE Operating Partnership, L.P., 865 South Figueroa Street, Suite 3500, Los Angeles, California 90017, herein called “Mortgagor”, and THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY, a Wisconsin corporation, whose mailing address is 720 E. Wisconsin Avenue, Milwaukee, WI 53202, herein called “Mortgagee”:

WITNESSETH, That Mortgagor, in consideration of the indebtedness herein mentioned, does hereby grant with mortgage covenants, convey, mortgage and warrant unto Mortgagee forever, with mortgage covenants, upon the statutory condition and with statutory power of sale and right of entry and possession, the following property (herein referred to as the “Property”):

A.	The land in Taunton, County of Bristol, Commonwealth of Massachusetts, described in Exhibit “A” attached hereto and incorporated herein (the “Land”);

B.	All easements, appurtenances, tenements and hereditaments belonging to or benefiting the Land, including, but not limited

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to, all waters, water rights, water courses, all ways, trees, rights, liberties and privileges;

C.	All improvements to the Land, including, but not limited to, all buildings, structures and improvements now existing or hereafter erected on the Land; all fixtures and equipment of every description belonging to Mortgagor which are or may be placed or used upon the Land or attached to the buildings, structures or improvements, including, but not limited to, all engines, boilers, elevators and machinery, all heating apparatus, electrical equipment, air-conditioning and ventilating equipment, water and gas fixtures, and all furniture and easily removable equipment; all of which, to the extent permitted by applicable law, shall be deemed an accession to the freehold and a part of the realty as between the parties hereto; and

D.	Mortgagor’s interest in all articles of personal property of every kind and nature whatsoever, including, but not limited to, all carpeting, dehumidification equipment, cranes, truck scales, rails scales, now or hereafter located upon the Land or in or on the buildings and improvements and now owned or leased or hereafter acquired or leased by Mortgagor.

Mortgagor agrees not to sell, transfer, assign or remove anything described in B, C and D above now or hereafter located on the Land without prior written consent from Mortgagee unless (i) such action does not constitute a sale or removal of any buildings or structures or the sale or transfer of waters or water rights and (ii) such action results in the substitution or replacement with similar items of equal value.

Without limiting the foregoing grants, Mortgagor hereby pledges to Mortgagee, and grants to Mortgagee a security interest in, all of Mortgagor’s present and hereafter acquired right, title and interest in and to the Property and any and all

E.	cash and other funds now or at any time hereafter deposited by or for Mortgagor on account of tax, special assessment, replacement or other reserves required to be maintained pursuant to the Loan Documents (as hereinafter defined) with Mortgagee or a third party, or otherwise deposited with, or in the possession of, Mortgagee pursuant to the Loan Documents; and

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F.	surveys, soils reports, environmental reports, guaranties, warranties, architect’s contracts, construction contracts, drawings and specifications, applications, permits, surety bonds and other contracts relating to the acquisition, design, development, construction and operation of the Property; and

G.	accounts, chattel paper, deposit accounts, instruments, equipment, inventory, documents, general intangibles, letter- of-credit rights, investment property and all other personal property of Mortgagor, in each case, to the extent associated with or arising from the ownership, development, operation, use or disposition of any portion of the Property; and

H.	present and future rights to condemnation awards, insurance proceeds or other proceeds at any time payable to or received by Mortgagor on account of the Property or any of the foregoing personal property.

All personal property hereinabove described is hereinafter referred to as the “Personal Property”.

If any of the Property is of a nature that a security interest therein can be perfected under the Uniform Commercial Code, this instrument shall constitute a security agreement and financing statement if permitted by applicable law and Mortgagor authorizes Mortgagee to file a financing statement describing such Property and, at Mortgagee’s request, agrees to join with Mortgagee in the execution of any financing statements and to execute any other instruments that may be necessary or desirable, in Mortgagee’s determination, for the perfection or renewal of such security interest under the Uniform Commercial Code.

TO HAVE AND TO HOLD the same unto Mortgagee for the purpose of securing:

(a) Payment to the order of Mortgagee of the indebtedness evidenced by a promissory note of even date herewith (and any restatement, extension or renewal thereof and any amendment thereto) executed by Mortgagor for the principal sum of TWELVE MILLION DOLLARS, with a stated maturity date of April 1, 2012 (the “Maturity Date”) and with interest as therein expressed (which promissory note, as such instrument may be amended, restated, renewed and extended, is hereinafter referred to as the “Note”); and

(b) Payment of all sums that may become due Mortgagee under the provisions of, and the performance of each agreement of Mortgagor contained in, the Loan Documents.

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“Loan Documents” means this instrument, the Note, that certain Loan Application dated December 16, 2004 from Mortgagor to Mortgagee and that certain acceptance letter issued by Mortgagee dated February 4, 2005 (together, the “Commitment”), that certain Absolute Assignment of Leases and Rents of even date herewith between Mortgagor and Mortgagee (the “Absolute Assignment”), that certain Subordination, Non-Disturbance and Attornment Agreement of even date herewith between Chadwick’s (as hereinafter defined), Mortgagor and Mortgagee, that certain Certification of Borrower of even date herewith, that certain Limited Liability Company Supplement dated contemporaneously herewith, any other supplements and authorizations required by Mortgagee and any other agreement entered into or document executed by Mortgagor and delivered to Mortgagee in connection with the indebtedness evidenced by the Note, except for that certain Environmental Indemnity Agreement of even date herewith given by CBRE Operating Partnership, L.P., a Delaware limited partnership (the “Principal”), and Mortgagor to Mortgagee (the “Environmental Indemnity Agreement”), as any of the foregoing may be amended from time to time.

TO PROTECT THE SECURITY OF THIS MORTGAGE, MORTGAGOR COVENANTS AND AGREES:

Payment of Debt. Mortgagor agrees to pay the indebtedness hereby secured (the “Indebtedness”) promptly and in full compliance with the terms of the Loan Documents.

Ownership. Mortgagor represents that it owns the Property and has good and lawful right to convey the same and that the Property is free and clear from any and all encumbrances whatsoever, except as appears in the title evidence accepted by Mortgagee. Mortgagor does hereby forever warrant and shall forever defend the title and possession thereof against the lawful claims of any and all persons whomsoever.

Maintenance of Property and Compliance with Laws. Mortgagor agrees to keep the buildings and other improvements now or hereafter erected on the Land in good condition and repair, subject to reasonable wear and tear, casualty excepted; not to commit or suffer any waste; to comply with all laws, rules and regulations affecting the Property; and to permit Mortgagee to enter at all reasonable times for the purpose of inspection and of conducting, in a reasonable and proper manner in compliance with all laws and regulations and subject to any limitation under the Chadwick’s Lease or any successive lease of the Property or any portion thereof, such tests as Mortgagee determines to be necessary in order to monitor Mortgagor’s compliance with applicable laws and regulations regarding hazardous materials affecting the Property.

Tenants Using Chlorinated Solvents. Mortgagor agrees not to lease any of the Property, without the prior written consent of Mortgagee, to (i) dry cleaning operations that perform dry cleaning on site with chlorinated solvents or (ii) any other tenants that use chlorinated solvents in the operation of their businesses.

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Business Restriction Representation and Warranty. Mortgagor represents and warrants that Mortgagor, all persons and entities owning (directly or indirectly) an ownership interest in Mortgagor, all guarantors of all or any portion of the Indebtedness, and all persons and entities executing any separate indemnity agreement in favor of Mortgagee in connection with the Indebtedness: (i) are not, and shall not become, a person or entity with whom Mortgagee is restricted from doing business with under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including, but not limited to, those named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, but not limited to, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action; (ii) are not knowingly engaged in, and shall not knowingly engage in, any dealings or transaction or be otherwise associated with such persons or entities described in (i) above; and (iii) are not, and shall not become, a person or entity whose activities are regulated by the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 or the regulations or orders thereunder.

Insurance. Mortgagor agrees to keep, or cause to be kept, in accordance with the Commitment, the Property insured for the protection of Mortgagee and Mortgagee’s wholly owned subsidiaries and agents in such manner, in such amounts and in such companies as Mortgagee may from time to time approve in accordance with the Commitment, and to keep the policies therefor, properly endorsed, on deposit with Mortgagee, or at Mortgagee’s option, to keep certificates of insurance (Acord 28 or 27 for all property insurance and Acord 25 for all liability insurance) evidencing all insurance coverages required hereunder on deposit with Mortgagee, which certificates shall provide at least thirty (30) days notice of cancellation to Mortgagee and shall list Mortgagee as the certificate holder; that insurance loss proceeds from all property insurance policies, whether or not required by Mortgagee (less expenses of collection) shall be applied to the restoration of the Property in accordance with that certain lease dated as of October 15, 1997, between Chadwick’s of Boston, Inc. (“Chadwick’s”), as successor-in-interest to Brylane, L.P. as tenant, and Mortgagor, as successor-in-interest to Condyne LLC as landlord (the “Chadwick’s Lease”), so long as the Chadwick’s Lease is in effect and shall, at Mortgagee’s option, be applied on the Indebtedness, whether or not due, or to the restoration of the Property if the Chadwick’s Lease is not in effect. If the Chadwick’s Lease is no longer in effect, or if Mortgagee shall have the option to apply the insurance loss proceeds from all property insurance policies to the prepayment of the Indebtedness for any reason whatsoever, no prepayment privilege fee shall be due thereon.

Notwithstanding the foregoing provision, Mortgagee agrees that if the insurance loss proceeds are less than the unpaid principal balance of the Note, the insurance loss proceeds from all property insurance policies (less expenses of collection) shall be applied to restoration of the Property to its condition prior to the casualty in accordance

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with the Chadwick’s Lease, so long as the Chadwick’s Lease is in effect. If the Chadwick’s Lease is no longer in effect, Mortgagee agrees that, if the insurance loss proceeds are less that the unpaid principal balance due under the Note, and if the casualty occurs prior to the last year of the term of the Note, then the insurance loss proceeds shall be applied to restoration of the Property to its condition prior to the casualty, subject to satisfaction of the following conditions:

(a)	There is no existing Event of Default at the time of casualty.

(b)	The casualty insurer has not denied liability for payment of insurance loss proceeds as a result of any act, neglect, use or occupancy of the Property by Mortgagor or any tenant of the Property.

(c)	Mortgagee shall be satisfied that all insurance loss proceeds so held, together with supplemental funds to be made available by Mortgagor, shall be sufficient to complete the restoration of the Property. Any remaining insurance loss proceeds may, at the option of Mortgagee, be applied on the Indebtedness, whether or not due, or be released to Mortgagor.

(d)	If required by Mortgagee, Mortgagee shall be furnished a satisfactory report addressed to Mortgagee from an environmental engineer or other qualified professional satisfactory to Mortgagee to the effect that no adverse environmental impact to the Property resulted from the casualty.

(e)	Mortgagee shall release casualty insurance proceeds as restoration of the Property progresses provided that Mortgagee is furnished satisfactory evidence of the costs of restoration and if, at the time of such release, there shall exist no Monetary Default (as hereinafter defined) under the Loan Documents and no Non-Monetary Default with respect to which Mortgagee shall have given Mortgagor notice pursuant to the Notice of Default provision herein. If a Monetary Default shall occur or Mortgagee shall give Mortgagor notice of a Non-Monetary Default, Mortgagee shall have no further obligation to release insurance loss proceeds hereunder unless such default is cured within the cure period set forth in the Notice of Default provision contained herein. If the estimated cost of restoration exceeds $500,000.00, (i) the drawings and specifications for the restoration shall be approved by Mortgagee in writing prior to commencement of the restoration, and (ii) if the estimated cost of restoration is at least $500,000 but less than $1,000,000.00, Mortgagee shall receive an administration fee of $5,000.00, and if the estimated cost of restoration exceeds $1,000,000.00, Mortgagee shall receive an administration fee equal to 1% of the cost of restoration.

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(f)	Prior to each release of funds, Mortgagor shall obtain for the benefit of Mortgagee an endorsement to Mortgagee’s title insurance policy insuring Mortgagee’s lien as a first and valid lien on the Property subject only to liens and encumbrances theretofore approved by Mortgagee.

(g)	Mortgagor shall pay all costs and expenses incurred by Mortgagee, including, but not limited to, outside legal fees, title insurance costs, third-party disbursement fees, third-party engineering reports and inspections reasonably deemed necessary by Mortgagee.

(h)	All reciprocal easement and operating agreements benefiting the Property, if any, shall remain in full force and effect between the parties thereto on and after restoration of the Property.

(i)	Mortgagee shall be satisfied that Projected Debt Service Coverage of at least 1.60 will be produced from the leasing of not more than 297,000 square feet of space to former tenants or approved new tenants with leases satisfactory to Mortgagee for terms of at least seven (7) years to commence not later than (30) days following completion of such restoration (“Approved Leases”).

(j)	All leases in effect at the time of the casualty with tenants who have entered into a non-disturbance and attornment agreement or similar agreement with Mortgagee shall remain in full force and Mortgagee shall be satisfied that restoration can be completed within a timeframe such that each tenant thereunder shall be obligated, or each such tenant shall have elected, to continue the lease term at full rental (subject only to abatement, if any, during any period in which the Property or a portion thereof shall not be used and occupied by such tenant as a result of the casualty).

“Projected Debt Service Coverage” means a number calculated by dividing Projected Operating Income Available for Debt Service for the first fiscal year following restoration of the Property by the debt service during the same fiscal year under all indebtedness secured by any portion of the Property. For purposes of the preceding sentence, “debt service” means the greater of (x) debt service due under all such indebtedness during the first fiscal year following completion of the restoration of the Property or (y) debt service that would be due and payable during such fiscal year if all such indebtedness were amortized over 25 years (whether or not amortization is actually required) and if interest on such indebtedness were due as it accrues at the face rate shown on the notes therefor (whether or not interest payments based on such face rates are required).

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“Projected Operating Income Available for Debt Service” means projected gross annual rent from the Approved Leases for the first full fiscal year following completion of the restoration of the Property less:

(A)	The operating expenses of the Property for the last fiscal year preceding the casualty and

(B)	the following:

(i)	a replacement reserve for future tenant improvements, leasing commissions and structural items based on not less than $0.50 per square foot of gross rentable area in the Property (it being acknowledged by Mortgagee that “gross rentable area” in the Property shall mean the 330,000 rentable square feet in the building on the Property, which specifically excludes all mezzanine floor area in the building) per annum;

(ii)	the amount, if any, by which actual gross income during such fiscal period exceeds that which would be earned from the rental of 90% of the gross rentable area in the Property;

(iii)	the amount, if any, by which the actual management fee is less than 1.0% of gross revenue during such fiscal period;

(iv)	if the Property is not leased in its entirety to a single tenant under a triple net lease, the amount, if any, by which the actual real estate taxes are less than $1.00 per square foot of gross rentable area in the Property per annum; and

(v)	if the Property is not leased in its entirety to a single tenant under a triple net lease, the amount, if any, by which total actual operating expenses, excluding management fees, real estate taxes and replacement reserves, are less than $0.66 per square foot of gross rentable area in the Property per annum.

All projections referenced above shall be calculated in a manner satisfactory to Mortgagee.

Condemnation. Mortgagor hereby assigns to Mortgagee (i) any award and any other proceeds resulting from damage to, or the taking of, all or any portion of the Property, and (ii) the proceeds from any sale or transfer in lieu thereof (collectively, “Condemnation Proceeds”) in connection with condemnation proceedings or the exercise of any power of eminent domain or the threat thereof (hereinafter, a “Taking”), which awards and proceeds shall be applied in accordance with the Chadwick’s Lease, so long as the Chadwick’s Lease

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is in effect. If the Chadwick’s Lease is still in effect and if the Condemnation Proceeds are less than the unpaid principal balance of the Note and such damage or Taking occurs prior to the last year of the term of the Note, such Condemnation Proceeds (less expenses of collection) shall be applied to restoration of the Property to its condition, or the functional equivalent of its condition, prior to the Taking, subject to the conditions set forth above in the section entitled “Insurance” and subject to the further condition that restoration or replacement of the improvements on the Land to their functional and economic utility prior to the Taking be possible. If the Chadwick’s Lease is not in effect, any portion of such award and proceeds not applied to restoration shall, at Mortgagee’s option, be applied on the Indebtedness, whether due or not, or be released to Mortgagor, but such application or release shall not cure or waive any default under any of the Loan Documents.

Taxes and Special Assessments. Mortgagor agrees to pay or cause Chadwick’s or any other tenant of the Property to pay before delinquency all taxes and special assessments of any kind that have been or may be levied or assessed against the Property, this instrument, the Note or the Indebtedness, or upon the interest of Mortgagee in the Property, this instrument, the Note or the Indebtedness, and to procure and deliver to Mortgagee within 30 days after Mortgagee shall have given a written request to Mortgagor, the official receipt of the proper officer showing timely payment of all such taxes and assessments; provided, however, that Mortgagor shall not be required to pay any such taxes or special assessments if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings and funds sufficient to satisfy the contested amount have been deposited in an escrow satisfactory to Mortgagee.

Personal Property. With respect to the Personal Property, Mortgagor hereby represents, warrants and covenants as follows:

(a) Except for the security interest granted hereby, Mortgagor is, and as to portions of the Personal Property to be acquired after the date hereof will be, the sole owner of the Personal Property, free from any lien, security interest, encumbrance or adverse claim thereon of any kind whatsoever. Mortgagor shall notify Mortgagee of, and shall indemnify and defend Mortgagee and the Personal Property against, all claims and demands of all persons at any time claiming the Personal Property or any part thereof or any interest therein.

(b) Except as otherwise provided above, Mortgagor shall not lease, sell, convey or in any manner transfer the Personal Property without the prior consent of Mortgagee.

(c) Mortgagor is a limited liability company organized under the laws of the State of Delaware. Until the Indebtedness is paid in full, Mortgagor (i) shall not change its legal name without providing Mortgagee with thirty (30) days prior written notice; and (ii) shall not change its state of organization; and (iii) shall preserve its existence and

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shall not, in one transaction or a series of transactions, merge into or consolidate with any other entity.

(d) At the request of Mortgagee, Mortgagor shall join Mortgagee in executing one or more financing statements and continuations and amendments thereof pursuant to the Uniform Commercial Code in form satisfactory to Mortgagee, and Mortgagor shall pay the cost of filing the same in all public offices wherever filing is deemed by Mortgagee to be necessary or desirable. Mortgagor shall also, at Mortgagor’s expense, take any and all other action requested by Mortgagee to perfect Mortgagee’s security interest under the Uniform Commercial Code with respect to the Personal Property, including, without limitation, exercising Mortgagor’s best efforts to obtain any consents, agreements or acknowledgments required of third parties to perfect Mortgagee’s security interest in Personal Property consisting of deposit accounts, letter-of-credit rights, investment property, and electronic chattel paper.

Other Liens. Mortgagor agrees to keep the Property and any Personal Property free from all other liens either prior or subsequent to the lien created by this instrument. The (i) creation of any other lien (other than the lien of this instrument) on any portion of the Property or on any Personal Property (excepting any liens pertaining to the personal property of Chadwick’s or any other tenant of the Property acceptable to Mortggee) whether or not prior to the lien created hereby, (ii) assignment or pledge by Mortgagor of its revocable license to collect, use and enjoy rents and profits from the Property, or (iii) granting or permitting of a security interest in or other encumbrance on the direct or indirect ownership interests in Mortgagor, shall constitute a default under the terms of this instrument; except that upon written notice to Mortgagee, Mortgagor may, after the Loan Closing Date (as defined in the Commitment), proceed to contest in good faith and by appropriate proceedings any mechanics liens, tax liens or judgment liens with respect to the Property or any Personal Property described herein, provided funds sufficient to satisfy the contested amount have been deposited in an escrow account satisfactory to Mortgagee; further except that Chadwick’s or any other tenant of the Property acceptable to Mortgagee may contest in good faith and by appropriate proceedings any mechanics lien, tax liens or judgment liens after the date of the initial advance under the Note, with respect to the Property or any personal property described herein, provided the lien of this instrument is not compromised in any respect.

Indemnification, Duty to Defend and Costs, Fees and Expenses. In addition to any other indemnities contained in the Loan Documents, Mortgagor shall indemnify, defend and hold Mortgagee harmless from and against any and all losses, liabilities, claims, demands, damages, costs and expenses (including, but not limited to, costs of title evidence and endorsements to Mortgagee’s title insurance policy with respect to the Property and reasonable attorney fees and other costs of defense) which may be imposed upon, incurred by or asserted against Mortgagee, whether or not any legal proceeding is commenced with regard thereto, in connection with: (i) the enforcement of any of Mortgagee’s rights or

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powers under the Loan Documents; (ii) the protection of Mortgagee’s interest in the Property; or (iii) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Property or on any sidewalk, curb, parking area, space or street located adjacent thereto. If any claim or demand is made or asserted against Mortgagee by reason of any event as to which Mortgagor is obligated to indemnify or defend Mortgagee, then, upon demand by Mortgagee, Mortgagor, at Mortgagor’s sole cost and expense, shall defend such claim, action or proceeding in Mortgagee’s name, if necessary, by such attorneys as Mortgagee shall approve. Notwithstanding the foregoing, Mortgagee may, in Mortgagee’s sole discretion, engage its own attorneys to defend it or assist in its defense and Mortgagor shall pay the reasonable fees and disbursements of such attorneys.

Failure of Mortgagor to Act. If Mortgagor fails to make any payment or do any act as herein provided, Mortgagee may, without obligation to do so, without notice to or demand upon Mortgagor and without releasing Mortgagor from any obligation hereof: (i) make or do the same in such manner and to such extent as Mortgagee may deem necessary to protect the security hereof, Mortgagee being authorized to enter upon the Property for such purpose; (ii) appear in and defend any action or proceeding purporting to affect the security hereof, or the rights or powers of Mortgagee; (iii) pay, purchase, contest or compromise any encumbrance, charge or lien which in the judgment of Mortgagee appears to be prior or superior hereto; and (iv) in exercising any such powers, pay necessary expenses, employ counsel and pay its reasonable fees. Sums so expended and all losses, liabilities, claims, damages, costs and expenses required to be reimbursed by Mortgagor to Mortgagee hereunder shall be payable by Mortgagor immediately upon demand with interest from date of expenditure or demand, as the case may be, at the Default Rate (as defined in the Note). All sums so expended or demanded by Mortgagee and the interest thereon shall be included in the Indebtedness and secured by the lien of this instrument.

Event of Default. Any default by Mortgagor in making any required payment of the Indebtedness or any default by Mortgagor in any provision, covenant, agreement, warranty or certification contained in any of the Loan Documents shall, except as provided in the two immediately succeeding paragraphs, constitute an “Event of Default”.

Notice of Default. A default in any payment required in the Note or any other Loan Document, whether or not payable to Mortgagee (a “Monetary Default”), shall not constitute an Event of Default unless Mortgagee shall have given a written notice of such Monetary Default to Mortgagor and Mortgagor shall not have cured such Monetary Default by payment of all amounts in default (including payment of interest at the Default Rate, as defined in the Note, from the date of default to the date of cure on amounts owed to Mortgagee) within five (5) business days after the date on which Mortgagee shall have given such notice to Mortgagor.

Any other default under the Note or under any other Loan Document (a “Non-Monetary Default”) shall not constitute an Event of Default unless Mortgagee shall

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have given a written notice of such Non-Monetary Default to Mortgagor and Mortgagor shall not have cured such Non-Monetary Default within thirty (30) days after the date on which Mortgagee shall have given such notice of default to Mortgagor (or, if the Non-Monetary Default is not curable within such 30-day period, Mortgagor shall not have diligently undertaken and continued to pursue the curing of such Non-Monetary Default and deposited an amount sufficient to cure such Non-Monetary Default in an escrow account satisfactory to Mortgagee).

In no event shall the notice and cure period provisions recited above constitute a grace period for the purposes of commencing interest at the Default Rate (as defined in the Note).

Appointment of Receiver. Upon commencement of any proceeding to enforce any right under this instrument, including foreclosure thereof, Mortgagee (without limitation or restriction by any present or future law, without regard to the solvency or insolvency at that time of any party liable for the payment of the Indebtedness, without regard to the then value of the Property, whether or not there exists a threat of imminent harm, waste or loss to the Property and or whether the same shall then be occupied by the owner of the equity of redemption as a homestead) shall have the absolute right to the appointment of a receiver of the Property and of the revenues, rents, profits and other income therefrom, and said receiver shall have (in addition to such other powers as the court making such appointment may confer) full power to collect all such income and, after paying all necessary expenses of such receivership and of operation, maintenance and repair of said Property, to apply the balance to the payment of any of the Indebtedness then due.

Foreclosure. Upon the occurrence of an Event of Default, the entire unpaid Indebtedness shall, at the option of Mortgagee, become immediately due and payable for all purposes without any notice or demand, except as required by law (ALL OTHER NOTICE OF THE EXERCISE OF SUCH OPTION, OR OF THE INTENT TO EXERCISE SUCH OPTION. BEING HEREBY EXPRESSLY WAIVED), and Mortgagee may, in addition to exercising any rights it may have with respect to the Personal Property under the Uniform Commercial Code of the jurisdiction in which the Property is located, institute proceedings in any court of competent jurisdiction to foreclose this instrument as a mortgage, or to enforce any of the covenants hereof, or Mortgagee may, to the extent permitted by applicable law, either personally or by agent or attorney in fact, enter upon and take possession of the Property and may manage, rent or lease the Property or any portion thereof upon such terms as Mortgagee may deem expedient, and collect, receive and receipt for all rentals and other income therefrom and apply the sums so received as hereinafter provided in case of sale. This Mortgage and Security Agreement is upon the statutory condition, for any breach of which Mortgagee shall have the statutory power of sale, and Mortgagee is hereby further authorized and empowered, as agent or attorney in fact, either after or without such entry, to sell and dispose of the Property en masse or in separate parcels (as Mortgagee may think best), and all the right, title and interest of Mortgagor therein, by advertisement or in any

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manner provided by applicable law (MORTGAGOR HEREBY EXPRESSLY WAIVES ANY RIGHT TO A HEARING PRIOR TO SUCH SALE), and to issue, execute and deliver a deed of conveyance, all as then may be provided by applicable law; and Mortgagee, to the extent permitted by applicable law, shall, out of the proceeds or avails of such sale, after first paying and retaining all fees, charges, costs of advertising the Property and of making said sale, and attorneys’ fees as herein provided, apply such proceeds to the Indebtedness, including all sums advanced or expended by Mortgagee or the legal holder of the Indebtedness, with interest from date of advance or expenditure at the Default Rate (as defined in the Note), rendering the excess, if any, as provided by law; such sale or sales and said deed or deeds so made shall be a perpetual bar, both in law and equity, against Mortgagor, the heirs, successors and assigns of Mortgagor, and all other persons claiming the Property aforesaid, or any part thereof, by, from, through or under Mortgagor. The legal holder of the Indebtedness may purchase the Property or any part thereof, and it shall not be obligatory upon any purchaser at any such sale to see to the application of the purchase money.

Prohibition on Transfer. The present ownership and management of the Property is a material consideration to Mortgagee in making the loan secured by this instrument, and Mortgagor shall not, except as otherwise permitted herein, (i) convey title to all or any part of the Property, (ii) enter into any contract to convey (land contract/installment sales contract/contract for deed) title to all or any part of the Property which gives a purchaser possession of, or income from, the Property prior to a transfer of title to all or any part of the Property (“Contract to Convey”) or (iii) cause or permit a Change in the Proportionate Ownership (as hereinafter defined) of Mortgagor. Any such conveyance, entering into a Contract to Convey or Change in the Proportionate Ownership of Mortgagor shall constitute a default under the terms of this instrument.

For purposes of this instrument, a “Change in the Proportionate Ownership” means in the case of a corporation, a change in, or the existence of a lien on, the direct or indirect ownership of the voting stock of such corporation; in the case of a trust, a change in,, or the existence of a lien on, the direct or indirect ownership of the beneficial interests of such trust; in the case of a limited liability company, a change in, or the existence of a lien on, direct or indirect or indirect ownership of the limited liability company interests of such limited liability company; in the case of a partnership, a change in, or the existence of a lien on, direct or indirect ownership of the partnership interests of such partnership. Notwithstanding the foregoing, a “Change in the Proportionate Ownership” shall exclude any transfer of membership interests in Mortgagor or partnership interests in Principal if and only if at all times before, during and after any such transfer: (i) Principal remains the sole member holding a 100% membership interest in Mortgagor; (ii) Principal maintains control of Mortgagor; and (iii) prior to any transfer (other than a transfer of publicly traded stock in CB Richard Ellis Realty Trust) that would result in any entity and/or related entities holding, in the aggregate, at least a 10% interest in the transferee (i.e., either Principal or Mortgagor), directly or indirectly, Mortgagee shall have received “OFAC” representations similar to

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those contained in the provision hereof entitled “Business Restriction Representation and Warranty” regarding such entity or related entities from (y) the Mortgagor regarding entities involved in a transfer of membership interests in Mortgagor, and/or (z) from the Principal regarding entities involved in a transfer of partnership interests in Principal.

Notwithstanding the above, provided there is then no default in the terms and conditions of any Loan Document, and upon the prior written request from Mortgagor (a “Transfer Request”), Mortgagee shall not withhold its consent to a one-time transfer of all but not less than all of the Property and assumption of the Note, provided:

(i)	there are no junior liens on the Property and (a) the Chadwick’s Lease is in effect or (b) the Property shall have achieved Debt Service Coverage of at least 1.60 for the last full fiscal year;

(ii)	the transferee or an owner of the transferee (the “Creditworthy Party”) has a net worth, determined in accordance with generally accepted accounting principles, of at least $75,000,000.00, with cash and cash equivalents of at least $7,500,000.00 after funding the equity needed to close the purchase and a minimum overall real estate portfolio debt service coverage ratio of 1.5 for the prior twelve-month period. In the event that the transferee shall satisfy the financial requirements set forth in this subsection (ii), all references to Creditworthy Party in subsections (iii) through (vi) hereafter shall be deemed deleted. In the event that the transferee does not satisfy the financial requirements set forth in this subsection (ii) then the requirements of the immediately following subsections (iii) through ((vi) shall apply;

(iii)	the transferee or the Creditworthy Party is experienced in the ownership and management of industrial real estate;

(iv)	the transferee, the Creditworthy Party, and all persons and entities owning (directly or indirectly) an ownership interest in the transferee or the Creditworthy Party (except for shareholders of a publicly-traded entity or limited partners of a partnership holding less than a five percent interest in such entity) are not (a) subject to any bankruptcy, reorganization or insolvency proceedings or any criminal charges or proceedings, or (b) a current or past litigant, plaintiff or defendant in any suit brought against or by Mortgagee;

(v)	pursuant to written documentation prepared by and satisfactory to Mortgagee, the transferee assumes all of the obligations and liabilities of Mortgagor under the Loan Documents, whether arising prior to or after the date of the transfer of the Property, and Mortgagee receives a satisfactory enforceability opinion with respect thereto from counsel approved by Mortgagee;

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(vi)	the Creditworthy Party executes Mortgagee’s then current form of Guarantee of Recourse Obligations, the Creditworthy Party and the transferee execute Mortgagee’s then current form of Environmental Indemnity Agreement, and Mortgagee receives a satisfactory enforceability opinion with respect to the foregoing from counsel approved by Mortgagee;

(vii)	an environmental report on the Property, which meets Mortgagee’s then current requirements and is updated to no earlier than 90 days prior to the date of transfer, is provided to Mortgagee at least 30 days prior to the date of transfer and said report shall be satisfactory to Mortgagee at the time of transfer;

(viii)	Mortgagor and Principal (a) shall remain liable under the Environmental Indemnity Agreement dated of even date herewith, except for acts or occurrences after the date of the transfer of the Property and (b) shall, except as provided in (a) above, be released from all obligations and liabilities under the Loan Documents;

(ix)	Mortgagee receives an endorsement to its policy of title insurance, satisfactory to Mortgagee, insuring Mortgagee’s lien on the Property as a first and valid lien subject only to liens and encumbrances theretofore approved by Mortgagee;

(x)	pursuant to written documentation prepared by and satisfactory to Mortgagee, the transferee (a) acknowledges that, in furtherance and not in limitation of clause (v) above, it shall be bound by the representation and warranty contained in the covenant entitled “Business Restriction Representation and Warranty” set forth in this instrument and (b) certifies that such representation and warranty is true and correct as of the date of transfer and shall remain true and correct at all times during the term of the Note; and

(xi)	the outstanding balance of the Note at the time of the transfer is not more than 60.0% of the gross purchase price of the Property.

Within fifteen (15) days of Mortgagee’s receipt of the Transfer Request (the “Transfer Confirmation Deadline”), Mortgagee shall provide Mortgagor written notice (a “Transfer Confirmation Notice”) that (i), if Mortgagee consents to the transfer, confirms Mortgagee’s consent, subject to satisfaction of the above-referenced conditions and payment of the one percent (1%) fee described below or (ii), if Mortgagee does not consent to the transfer, based upon the above-referenced criteria, specifies the basis upon

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which Mortgagee does not consent to Mortgagor’s Transfer Request (including, but not limited to, Mortgagor’s failure to provide Mortgagee a sufficient amount of information, as determined in Mortgagee’s sole discretion, for Mortgagee to evaluate the transfer request). If Mortgagor shall make a one-time transfer pursuant to the above conditions, Mortgagee shall be paid a fee equal to one percent (1%) of the then outstanding balance of the Note at the time of transfer. The fee shall be paid on or before the closing date of such one-time transfer. At the time of such transfer, no modification of the interest rate or repayment terms of the Note will be required.

No subsequent transfers of the Property shall be allowed and no Change in the Proportionate Ownership of transferee shall be allowed without Mortgagee’s prior written consent. Notwithstanding the foregoing, Mortgagor and Mortgagee agree that the underlying ownership structure of a particular transferee may cause Mortgagee to determine that the definition of Change in the Proportionate Ownership of such transferee does not adequately address Mortgagee’s underlying ownership concerns for such transferee, and accordingly; Mortgagee reserves the right to amend the definition of Change in the Proportionate Ownership as it applies to a particular transferee.

“Debt Service Coverage” means a number calculated by dividing Net Income Available for Debt Service for a fiscal period by the debt service during the same fiscal period under all indebtedness (including the Indebtedness) secured by any portion of the Property. For purposes of the preceding sentence, “debt service” means the actual debt service due under all indebtedness secured by any portion of the Property based upon an amortization schedule which is the shorter of the actual amortization schedule or 25 years (whether or not amortization is actually required) and, if an accrual loan, as if interest and principal on such indebtedness were due monthly.

“Net Income Available for Debt Service” means net income (prior to giving effect to any capital gains or losses and any extraordinary items) from the Property, determined in accordance with generally accepted accounting principles, for a fiscal period plus (to the extent deducted in determining net income from the Property) the following:

A)	interest on indebtedness secured by any portion of the Property for such fiscal period;

B)	depreciation, if any, of fixed assets at or constituting the Property for such fiscal period;

C)

amortization, if any, of standard tenant finish expenditures at the Property (but specifically excluding the amortization of tenant finish expenditures by Mortgagor in excess of $2.50 per square foot of gross rentable area in the Property for new tenants and $0.50 per square foot of gross rentable

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area in the Property for renewal tenants (i.e., above standard tenant finishes, free rent and rent concessions)); and

D)	amortization of costs incurred in connection with any indebtedness secured by any portion of the Property and leasing commissions which have been prepaid; and

less the following:

E)	an amount (positive or negative) to offset any rent averaging adjustment resulting from adherence to FASB-13;

F)	a replacement reserve for future tenant improvements, leasing commissions and structural items based on not less than $0.50 per square foot of gross rentable area in the Property per annum;

G)	the amount, if any, by which actual gross income during such fiscal period exceeds that which would have been earned from the rental of 90% of the gross rentable area in the Property; and

H)	the amount, if any, by which the actual management fee is less than 1.0% of gross revenue during such fiscal period.

All adjustments to net income referenced above shall be calculated in a manner satisfactory to Mortgagee.

Financial Statements. Mortgagor agrees to furnish to Mortgagee:

(A) the following financial statements for the Property within 120 days after the close of each fiscal year of the Mortgagor (the “Property Financial Statements Due Date”):

(i) an unaudited statement of operations for such fiscal year with a detailed line item break-down of all sources of income and expenses, including capital expenses broken down between leasing commissions, tenant improvements, capital maintenance, common area renovation, and expansion, if any (it being acknowledged that Property operating expenses incurred by Chadwick’s or any successive triple-net lease tenant approved by Mortgagee and not reimbursed by Mortgagor shall not be required to be reported on Property Financial Statements); and

(ii) a current rent roll identifying location, leased area, lease begin and end dates, current contract rent, rent increases and increase dates, percentage rent, expense reimbursements, and any other recovery items; and

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(iii) an operating budget for the current fiscal year if Chadwick’s is no longer the tenant at the Property; and

(B) the following financial statements that Mortgagee may, in Mortgagee’s sole discretion, require from time to time within 30 days after receipt of a written request from Mortgagee (the “Requested Financial Statements Due Date”)

(i)	an unaudited balance sheet for the Property as of the last day of Mortgagor’s most recently closed fiscal year; and

(ii)	an audited balance sheet for Mortgagor as of the last day of Mortgagor’s most recently closed fiscal year; and

(iii)	an audited balance sheet for Principal as of the last day of Principal’s most recently closed fiscal year; and

(iv)	an unaudited statement of cash flows for the Property as of the last day of Mortgagor’s most recently closed fiscal year; and

(v)	an audited statement of cash flows for Mortgagor as of the last day of Mortgagor’s most recently closed fiscal year; and

(vi)	an audited statement of cash flows for Principal as of the last day of Principal’s most recently closed fiscal year; and

(C) to the degree available to Mortgagor and to the degree not otherwise available to Mortgagee in the form of a public filing with the Securities and Exchange Commission, the following financial statements for Chadwick’s and its parent companies, that Mortgagee may, in Mortgagee’s sole discretion, request from Mortgagor from time to time within 30 days after receipt of a written request from Mortgagee (the “Tenant Financial Statements Due Date”):

(i)	an audited balance sheet as of the last day of Chadwick’s most recently closed fiscal year; and

(ii)	an audited statement of cash flows as of the last day of Chadwick’s most recently closed fiscal year.

Furthermore, Mortgagor shall furnish to Mortgagee within 30 days after receipt of a written request from Mortgagee such reasonable financial and management information in the possession of, or accessible to, Mortgagor which Mortgagee determines to be useful in Mortgagee’s monitoring of the value and condition of the Property, Mortgagor, or Principal.

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The Property Financial Statements Due Date, the Requested Financial Statements Due Date, and the Tenant Financial Statements Due Date are each sometimes hereinafter referred to as a “Financial Statements Due Date”.

Notwithstanding the foregoing, in no event shall a Financial Statements Due Date for a particular financial statement be prior to the 60th day following the close of the fiscal year covered by such financial statement.

If audited, the financial statements identified in sections (A)(i), (A)(ii), (B)(i) through (B)(vi), (C)(i) and (C)(ii) above, shall each be prepared in accordance with generally accepted accounting principles by a certified public accountant satisfactory to Mortgagee. All unaudited statements shall contain a certification by the manager or managing member of Mortgagor stating that they have been prepared in accordance with generally accepted accounting principles and that they are true and correct. The expense of preparing all of the financial statements required in (A) and (B) above, shall be borne by Mortgagor. The expense of preparing all of the financial statements required in (C) above, shall be borne by Mortgagor or Chadwick’s.

Mortgagor acknowledges that Mortgagee requires the financial statements and information required herein to record accurately the value of the Property for financial and regulatory reporting.

In addition to all other remedies available to Mortgagee hereunder, at law and in equity, if any financial statement, additional information or proof of payment of property taxes and assessments is not furnished to Mortgagee as required in this section entitled “Financial Statements” and in the section entitled “Taxes and Special Assessments”, within 30 days after Mortgagee shall have given written notice to Mortgagor that it has not been received as required,

(x) interest on the unpaid principal balance of the Indebtedness shall, as of the applicable Financial Statements Due Date or the date such additional information or proof of payment of property taxes and assessments was due, accrue and become payable at a rate equal to the sum of the Interest Rate (as defined in the Note) plus one percent (1%) per annum (the “Increased Rate”); and

(y) Mortgagee may elect to obtain an independent appraisal and audit of the Property at Mortgagor’s expense, and Mortgagor agrees that it will, upon request, promptly make Mortgagor’s books and records regarding the Property available to Mortgagee and the person(s) performing the appraisal and audit (which obligation Mortgagor agrees can be specifically enforced by Mortgagee).

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The amount of the payments due during the time in which the Increased Rate is in effect shall be increased with no change in the amortization. Commencing on the date on which such financial statements, additional information and proof of payment of property taxes and assessments are received by Mortgagee, interest on the unpaid principal balance shall again accrue at the Interest Rate and the payments shall be reduced accordingly.

Property Management. Mortgagor shall utilize a professional property management company satisfactory to Mortgagee during the term of the Note. Notwithstanding the foregoing, so long as the Chadwick’s Lease remains in effect or the Property is otherwise entirely leased to a single tenant under a triple-net lease approved by Mortgagee, the foregoing requirement shall be deemed satisfied.

Deposits by Mortgagor. To assure the timely payment of real estate taxes and special assessments (including personal property taxes, if appropriate), upon the occurrence of an Event of Default, Mortgagee shall thence forth have the option to require Mortgagor to deposit funds with Mortgagee, in monthly or other periodic installments of not less than 30 days in amounts estimated by Mortgagee from time to time sufficient to pay real estate taxes and special assessments as they become due. If at any time the funds so held by Mortgagee shall be insufficient to pay any of said expenses, Mortgagor shall, upon receipt of notice thereof, immediately deposit such additional funds as may be necessary to remove the deficiency.

Interest on such deposits shall accrue to the benefit of Mortgagor. The average daily balance of the funds so held by Mortgagee during a month (the “Applicable Month”) shall be credited with interest on the first day of the following month at a rate equal to the 30-Day United States Treasury Bill Yield. The “30-Day United States Treasury Bill Yield” means the “Ask Yield” on the first business day of the Applicable Month for United States Treasury bills maturing the closest to 30 days from the first day of the Applicable Month as reported in The Wall Street Journal or a similar yield as reasonably determined by Mortgagee.

Extension Option. Upon Mortgagor’s written notice (“Extension Request Notice”), not later than one hundred twenty (120) days prior to the Maturity Date of Mortgagor’s desire to extend the term of the Note, the Note term shall be extended for a period of three years, provided;

(a)	There shall have been no Event of Default at any time during the term of the Note;

(b)	Mortgagee is still in the business of making commercial loans on property types comparable to the Property:

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(c)	Mortgagee is in the market to make comparable maturity commercial mortgage loans at the time;

(d)	The index for the loan will be a 3-year US Treasury in the case of a fixed-rate loan or 30-day LIBOR in the case of a floating-rate loan, or Mortgagee’s then current index;

(e)	If Mortgagee elects to offer to extend the term of the Note with an Extension Term Proposal (as hereinafter defined) as provided below and Mortgagor accepts Mortgagee’s terms with a Confirmatory Notice (as hereinafter defined), Mortgagor shall submit to Mortgagee with the Confirmatory Notice an extension fee (the “Extension Fee”) of the greater of 0.50% of the original amount due under the Note or the then-market standard fee as determined in Mortgagee’s reasonable judgment;

(f)	The spread for the extension interest rate is to be based on Mortgagee’s then-current spreads;

(g)	The loan-to-value ratio shall not be greater than 60% as determined at Mortgagee’s discretion;

(h)	Debt Service Coverage shall be at least 1.60 on the Indebtedness as extended.

(i)	Due to the expiration of the Chadwick’s Lease approximately one year after the Maturity Date, in connection with the extension, Mortgagor agrees to establish with Mortgagee an interest-bearing escrow to be held by Mortgagee or, alternatively, at Mortgagor’s option, a clean, irrevocable letter of credit reasonably satisfactory to Mortgagee, equal to 12 months of debt service payments on the Indebtedness, as extended; if Chadwick’s exercises its extension option, the proceeds of escrow will be refunded to Mortgagor. If Chadwick’s extension option expires unexercised, Mortgagee may apply the escrow to the Indebtedness.

No later than thirty (30) days following Mortgagee’s receipt of an Extension Request Notice from Mortgagor (the “Extension Request Response Deadline”), (i) if Mortgagee, in its sole discretion, determines that the above-referenced extension criteria have been satisfied, Mortgagee shall provide Mortgagor with written notice of a proposed extension of the term of the Note, indicating all of Mortgagee’s material terms applicable to Mortgagee’s proposed extension of the term of the Note (an “Extension Term Proposal”) or (ii) if Mortgagee, in its sole discretion, based upon the above-referenced criteria, elects to reject or deny Mortgagor’s request for an extension of the term of the Note, Mortgagee shall provide Mortgagor with written notice specifying the basis upon which Mortgagee

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is rejecting Mortgagor’s extension request. If Mortgagee shall provide Mortgagor with an Extension Term Proposal by the Extension Request Response Deadline, Mortgagor shall then have thirty (30) days following receipt of Mortgagee’s Extension Term Proposal (the “Confirmatory Notice Deadline”) to provide Mortgagee with written notice as to whether Mortgagor accepts or rejects Mortgagee’s terms detailed in the Extension Term Proposal with a confirmatory notice (the “Confirmatory Notice”); if Mortgagor accepts Mortgagee’s terms, the Extension Fee detailed in (e), above shall be submitted with the Confirmatory Notice. If Mortgagor fails to provide the Confirmatory Notice by the Confirmatory Notice Deadline, the Note term shall not and cannot be extended as provided above.

Notices. Any notices, demands, requests and consents permitted or required hereunder or under any other Loan Document shall be in writing, may be delivered personally or sent by certified mail with postage prepaid or by reputable courier service with charges prepaid. Any notice or demand sent to Mortgagor by certified mail or reputable courier service shall be addressed to Mortgagor at RT Taunton, LLC, c/o CBRE Operating Partnership, L.P., 865 South Figueroa Street, Suite 3500, Los Angeles, California 90017 or such other address in the United States of America as Mortgagor shall designate in a notice to Mortgagee given in the manner described herein. Any notice sent to Mortgagee by certified mail or reputable courier service shall be addressed to The Northwestern Mutual Life Insurance Company to the attention of the Real Estate Investment Department at 720 East Wisconsin Avenue, Milwaukee, WI 53202, or at such other addresses as Mortgagee shall designate in a notice given in the manner described herein. Any notice given to Mortgagee shall refer to the Loan No. set forth above. Any notice or demand hereunder shall be deemed given when received. Any notice or demand which is rejected, the acceptance of delivery of which is refused or which is incapable of being delivered during normal business hours at the address specified herein or such other address designated pursuant hereto shall be deemed received as of the date of attempted delivery.

Modification of Terms. Without affecting the liability of Mortgagor or any other person (except any person expressly released in writing) for payment of the Indebtedness or for performance of any obligation contained herein and without affecting the rights of Mortgagee with respect to any security not expressly released in writing, Mortgagee may, at any time and from time to time, either before or after the maturity of the Note, without notice or consent: (i) release any person liable for payment of all or any part of the Indebtedness or for performance of any obligation; (ii) make any agreement extending the time or otherwise altering the terms of payment of all or any part of the Indebtedness, or modifying or waiving any obligation, or subordinating, modifying or otherwise dealing with the lien or charge hereof; (iii) exercise or refrain from exercising or waive any right Mortgagee may have; (iv) accept additional security of any kind; (v) release or otherwise

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deal with any property, real or personal, securing the Indebtedness, including all or any part of the Property.

Exercise of Options. Whenever, by the terms of this instrument, of the Note or any of the other Loan Documents, Mortgagee is given any option, such option may be exercised when the right accrues or at any time thereafter, and no acceptance by Mortgagee of payment of Indebtedness in default shall constitute a waiver of any default then existing and continuing or thereafter occurring.

Nature and Succession of Agreements. Each of the provisions, covenants and agreements contained herein shall inure to the benefit of, and be binding on, the heirs, executors, administrators, successors, grantees, and assigns of the parties hereto, respectively, and the term “Mortgagee” shall include the owner and holder of the Note.

Legal Enforceability. No provision of this instrument, the Note or any other Loan Documents shall require the payment of interest or other obligation in excess of the maximum permitted by law. If any such excess payment is provided for in any Loan Documents or shall be adjudicated to be so provided, the provisions of this paragraph shall govern and Mortgagor shall not be obligated to pay the amount of such interest or other obligation to the extent that it is in excess of the amount permitted by law.

Limitation of Liability. Notwithstanding any provision contained herein to the contrary, the personal liability of Mortgagor shall be limited as provided in the Note.

Miscellaneous. Time is of the essence in each of the Loan Documents. The remedies of Mortgagee as provided herein or in any other Loan Document or at law or in equity shall be cumulative and concurrent, and may be pursued singly, successively, or together at the sole discretion of Mortgagee, and may be exercised as often as occasion therefor shall occur; and neither the failure to exercise any such right or remedy nor any acceptance by Mortgagee of payment of Indebtedness in default shall in any event be construed as a waiver or release of any right or remedy. Neither this instrument nor any other Loan Document may be modified or terminated orally but only by agreement or discharge in writing and signed by Mortgagor and Mortgagee. If any of the provisions of any Loan Document or the application thereof to any persons or circumstances shall to any extent be invalid or unenforceable., the remainder of such Loan Document and each of the other Loan Documents, and the application of such provision or provisions to persons or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected thereby, and every provision of each of the Loan Documents shall be valid and enforceable to the fullest extent permitted by law.

Waiver of Jury Trial. Mortgagor hereby waives any right to trial by jury with respect to any action or proceeding (a) brought by Mortgagor, Mortgagee or any other person relating to (i) the obligations secured hereby and/or any understandings or prior dealings

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between the parties hereto or (ii) the Loan Documents or the Environmental Indemnity Agreement, or (b) to which Mortgagee is a party.

Captions. The captions contained herein are for convenience and reference only and in no way define, limit or describe the scope or intent of, or in any way affect this instrument.

Governing Law. This instrument, the interpretation hereof and the rights, obligations, duties and liabilities hereunder shall be governed and controlled by the laws of the state in which the Property is located.

IN WITNESS WHEREOF, this instrument has been executed by the Mortgagor as of the day and year first above written.

RT TAUNTON, LLC, a Delaware limited liability company

By:
Jack A. Cuneo, Manager and President

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STATE OF NEW JERSEY	)
)ss.
COUNTY OF MERCER	)

On this 3rd day of March 2005, before me, the undersigned notary public, personally appeared Jack A. Cuneo, proved to me to be the person whose name is signed on the preceding or attached document, and acknowledged to me that he signed it voluntarily for its stated purpose, as the Manager and President of RT TAUNTON, LLC, a Delaware limited liability company.

Notary Public in and for County,

My commission expires:

GAITREE D. DONNELLAN

NOTARY PUBLIC OF NEW JERSEY

Commission Expires 4/16/2009

This instrument was prepared by Domingo G. Cruz, Attorney, for The Northwestern Mutual Life Insurance Company, 720 East Wisconsin Avenue, Milwaukee, WI 53202.

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